Exhibit 23.3

Drewry Shipping Consultants Ltd., 15-17 Christopher Street, London EC2A 2BS, England

Telephone: +44 (0) 20 7538 0191 Facsimile:+44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk  Website: www.drewry.co.uk

Globus Maritime Limited
128 Vouliagmenis Avenue, 3rd Floor
166 74 Glyfada
Athens, Greece

June 9, 2011

Dear Sir/Madam:

Reference is made to the Registration Statement on Form F-1 and any amendments thereto (the “Registration Statement”), relating to the offer and sale of common shares, par value $0.004 per share, of Globus Maritime Limited (the “Company”). We hereby consent to all references to our name in the Registration Statement and the use of the graphical and statistical information supplied by us set forth in the sections of the Registration Statement entitled “Prospectus Summary”, “Risk Factors”, “Business” and “The Dry Bulk Industry”. We further advise the Company that our role has been limited to the provision of such graphical and statistical data supplied by us. With respect to such graphical and statistical data, we advise the Company that:

➢     We have accurately described the international dry bulk shipping industry; and

➢     Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts”.

Yours sincerely,

Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd.

Drewry Shipping Consultants Limited – registered in London, England No. 3289135